[*] — Confidential treatment has been requested for certain portions of the exhibit

EXHIBIT 10.67

PURCHASE CONTRACT

DATE: October 9, 2001
CONTRACT NO.: Ref-01-009

We as a Buyer, hereby confirm having purchased from you, as Seller, the following goods in accordance with all the terms and conditions hereof. If any concern arises during the actual delivery, the Parties shall consult with each other to attempt to resolve such issue in good faith. Meanwhile the Parties are to proceed their negotiation for the terms and conditions of [*].

COMMODITY:	AN-2000 IB, DSLAM

QUALITY:	Any New, Upgraded, improved or modified product Seller can offer

QUANTITY:	[*]

AMOUNT	US $100,053,600 FOB Shanghai, China

PAYMENT:	T/T Remittance, net 30 days after the Delivery

SHIPMENT:	3 weeks after Seller’s receipt of this PURCHASE CONTRACT

SHIPPING PORT	Shanghai, China

PORT OF DESTINATION	Japan, Tokyo Airport

PRODUCT INSPECTION:	Seller’s inspection to be final

Accepted and confirmed by:

(SELLER)	(BUYER)

UTSTARCOM, INC.	BB Tec. Corp
33 Wood Ave South, 8/F, Iselin,	24-1, Nihonbashi-Hakozaki-cho
NJ 08830, USA	Chuo-ku, Tokyo 103-0015 Japan
Masahiko Yabuki	Hiroyki Akoka
General Manager, Japan Liaison Office	Installation Division

/s/ Masahiko Yabuki	/s/ Hiroyki Akoka

GENERAL TERMS AND CONDITIONS

These general terms and conditions shall apply, except to the extent that any contrary provisions are set forth on the cover page.

1.	Shipment: The goods covered hereby shall be shipped strictly within the period set forth on the cover. Seller shall ship the goods on a first class steamer or motor vessel classed not lower than Lloyd’s 100 AI or top classification in other equivalent registers owned and/or operated by a carrier of good reputation, and of the type normally used for transportation of the type of goods covered hereby. The goods shall be carried by a usual route or routes without any extraordinary deviation.

2.	Decreased Costs: If Seller’s costs of performance are decreased after the date of this Contract by reason of any change of freight rates (including any freight surcharge), export duties, taxes or other governmental charges, or insurance rates (including War Risk), or if any change in exchange rate (including any change resulting from any currency devaluation or revaluation) decreases Seller’s costs or increases Seller’s return, Seller agrees to refund to Buyers the amount of such decreased cost or increase of income. However the price specified in each PO shall be fixed and no adjustment will be made.

3.	Claim: Buyer shall have no obligation to inspect the goods upon their arrival at the port of destination and Buyer shall be entitled to make all claims to Seller at any time within fourteen (14) business days upon arrival of the goods after actual discovery by Buyer of any shortage in quantity or any defect in quality, merchantability or fitness of the goods. In addition to any other remedies hereunder, Buyer shall be entitled to receive replacements of the defective goods at seller’s cost or a refund or reduction of the purchase price of the defective goods.

4.	Force Majeure: In the event of nonfulfilment or delayed performance of all or any part of this Contract, due directly or indirectly to any Act of Gods, government orders, rules or restrictions, fire, flood, war, strikes (including those against Buyer) or labor disputes, or any other casualties or contingencies beyond the control of Buyer or otherwise unavoidable, Buyers shall not be responsible for such nonfulfilment or delayed performance and may, at Buyer’s option, perform or cancel this Contract or any unfilled portion thereof.

5.	Arbitration: Any dispute arising out of or relating to this Contract, its interpretation or breach, shall be settled by arbitration in Tokyo, Japan in accordance with the rules than obtaining of the Japan Commercial Arbitration Association. The award shall be final and binding upon both parties hereto.

6.	Patents: Seller shall defend, indemnify and hold harmless or any of its customers for the goods from and against any and all expenses, loss or damages arising out of any claim made or threatened for infringement of any patent, utility model, design, trademark, copyright or other title right of any third party resulting from the importation, possession, use or resale of the goods or any part thereof in any country.

7.	Warranty: Seller warrants from one (1) year from the shipment date that goods are of first quality and are free from defect in material, design and workmanship, that they are merchantable and fit for any use to which they are normally put and that they are fit for any particular use of which Buyers has given notice to Seller. For purposes of this Contract, Computers mean computer software, hardware, systems and networks, microprocessors, equipment with embedded chips and any other products, services, data and functions that directly or indirectly use or rely upon, in any manner, any of the foregoing, whether owned or operated by Seller or by any third party, to the extent that the same are required for or related to the performance of Seller’s obligations hereunder. In the event of any breach of warranty, Seller shall, at Buyers sole option, restore or repair the goods to the same state and level as warranted herein, or replace the goods with conforming goods, at Seller’s sole cost and expense, and Seller shall indemnify and hold Buyer and Buyer’s customers harmless from and against any loss, damage, claim, cost, expense and liability, including all indirect, incidental and consequential damages, which may be incurred by or asserted against Buyer or Buyer’s customers arising out of or related to Seller’s beach of warranty.

8.	Product Liability: Seller shall defend, indemnify and hold harmless Buyer and/or any of its customers for the goods from and against any and all costs, expenses, losses, damages or liabilities arising out of or in relation to any claim made or threatened to be made by any third party based on any death, bodily injury or property damage occurring or suspected to occur directly or indirectly out of the goods (collectively the “Liabilities”), including without limitation, a claim based on the “Product Liability Act” of Japan Law No. 85 promulgated on July 1, 1994, as it may be amended.

9.	Breach: In the event of any breach by the party hereof of any of the provisions of this Contract, the other party may by written notice to the other party cancel all or any part of this Contract and/or claim any damages resulting from such breach. The party in any breach shall be liable for any such damages, including but not limited to the amount of profit the other party would have received for the goods under any resale agreement. Notunderstanding the foregoing, the liability of Buyers shall, in no event, exceed the amount of provided on the cover for each commodity hereof. Any goods in Buyer’s hands on or after such cancellation may be returned by Buyer to Seller, may be held on Seller’s account or may be disposed of by Buyer for the account of Seller at a price and under circumstance which Buyer deems reasonable, all at Seller’s expense and risk.

10.	Construction: The meaning of any term used herein and the obligations of both parties hereunder shall, to the extent that they may be applicable, be determined in accordance with the Uniform Customs and Practice for Documentary Credit and the Incoterms adopted by the International Chamber of Commerce and in effect on the date of this Contract. This Contract shall be governed by the laws of Japan.

11.	Confidentiality: Neither Party shall disclose to a third party any part of this Agreement (including any other appendix) or any information disclosed by the other Party in connection with this Agreement without the consent of the other party. Neither Party shall use such disclosed information except to the extent necessary to perform its obligations or to exercise its rights hereunder. Notwithstanding the foregoing, either Party may disclose such information for Product cause, including compliance with a governmental order, provided that the disclosing party promptly shall notify the other Party of such disclosure. The prohibition of disclosure set forth above shall not apply to any information that:

	(1)	already was in the public domain at the time of disclosure

	(2)	becomes publicly know after it is disclosed through no fault of the receiving Party;

	(3)	rightfully was in the possession of the receiving Party prior to the disclosure

	(4)	was disclosed legally by a third party to the receiving Party free of a duty of confidentiality;

	(5)	was developed independently by the receiving Party without using or making reference to the confidential information of the disclosing party; or

Is clearly identified as non-confidential by the disclosing Party.

*Other necessary terms shall be referred to [*].